Exhibit 10.1
OXiGENE, Inc. Amended and Restated Non-Employee Director Compensation Policy

Annual Compensation	$80,000 in value, except in the case of the initial membership to the Board of Directors in which case such annual compensation will be a pro rata share of the annual compensation based on a July 1 begin date.

Frequency of Grant/Payment Date*	Two payments of $40,000 in value per year

July 1

January 2
Initial membership payments for that portion of the calendar year shall be made on the later of the appointment to the Board or the last day upon which the initial election may be made.

Form of Compensation	A Non-Employee Director may elect options, shares of the Company’s common stock, or a combination of options and/or stock and up to 50% cash. Any cash election must be in whole $10,000 amounts.

Election Date	One election per year made prior to December 31 for the following calendar year. Initial appointments and partial-year appointments to have one election for the calendar year to be made within 30 days of the member’s decision to join the Board of Directors.

Default Election	In the absence of an election, members will receive 50% cash and 50% stock on each Payment Date.

Stock Grants

Vest	Unrestricted shares, fully vested on date of grant.

Date of Grant	Payment Date

# of Shares	Each Director will receive a number of shares representing the dollar-value of the non-cash portion of their annual compensation on the Payment Date.

Option Grants

Date of Grant	Payment Date

Term	6 years

Vest	Fully vested at date of grant

Exercise Price	Closing price on the Payment Date
# of Options	Each Director will receive a number of options representing the dollar-value of the non-cash portion of their annual compensation on the Payment Date, as per the Black-Scholes valuation method.

Exceptions	Any exceptions to the above must be approved by the compensation committee of the Board of Directors.

*	Ms. Tamar Howson, Dr. William Schwieterman and Dr. Alastair Wood shall each receive an initial grant for the July 1, 2011 payment period, which grant under this Policy shall occur immediately following the annual meeting of the Company’s stockholders to be held on October 31, 2011; provided that no grant or payment shall be made to Dr. Gerald McMahon for any portion of 2011 in light of the grant made to him at the time of his joining the Board in September 2011.